Exhibit 99.1

Tronox Reports Second Quarter 2025 Financial Results

STAMFORD, Conn., July 30, 2025/PRNewswire/ — Tronox Holdings plc (NYSE:TROX) (“Tronox” or the “Company”), the world’s leading integrated manufacturer of titanium dioxide ("TiO2") pigment, today reported its financial results for the quarter ending June 30, 2025, as follows:
Second Quarter 2025 Financial Highlights:
●	Revenue of $731 million, a 1% decrease compared to the prior quarter and an 11% decrease compared to the prior year
●
Loss from operations of $35 million; Net loss of $85 million including $39 million of restructuring and other charges, net of taxes, primarily costs associated with the idling of the Company's Botlek pigment plant as announced in March; adjusted net loss was $45 million (non-GAAP)

●	GAAP diluted loss per share was $0.53; Adjusted diluted loss per share was $0.28 (non-GAAP)
●	Adjusted EBITDA of $93 million; Adjusted EBITDA margin of 12.7% (non-GAAP)
●	Capital expenditures of $83 million in the quarter

Updated Outlook:
●	Expect 2025 Revenue of $3.0-$3.1 billion, Adjusted EBITDA of $410-$460 million, and free cash flow to be a use of $100-$170 million
●
In response to the extended market downturn, the Company is adjusting its capital allocation priorities by further reducing capital expenditures (now expected to be less than $330 million) and reducing the dividend by 60% to provide near-term balance sheet flexibility

This outlook is based on Tronox's views on current global economic activity and is subject to changes and impacts associated with the macroeconomic conditions, global supply chain, and inflation-related challenges, among others.
------
Note: For the Company's guidance with respect to 2025 Adjusted EBITDA and free cash flow, we are not able to provide without unreasonable effort the most directly comparable GAAP financial measure, or reconciliation to such GAAP financial measure, because certain items that impact such measures are uncertain, out of the Company's control or cannot be reasonably predicted.

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Summary of Select Financial Results for the Quarter Ending June 30, 2025

($M unless otherwise noted)	Q2 2025	Q2 2024	Y-o-Y % ∆	Q1 2025	Q-o-Q % ∆
Revenue	$731	$820	(11)%	$738	(1)%
TiO2	$587	$653	(10)%	$584	1%
Zircon	$68	$85	(20)%	$69	(1)%
Other products	$76	$82	(7)%	$85	(11)%
(Loss) Income from operations	$(35)	$76	n/m	$(61)	n/m
Net (Loss) Income attributable to Tronox	$(84)	$16	n/m	$(111)	n/m
GAAP diluted (loss) earnings per share	$(0.53)	$0.10	n/m	$(0.70)	n/m
Adjusted diluted (loss) earnings per share	$(0.28)	$0.07	n/m	$(0.15)	n/m
Adjusted EBITDA	$93	$161	(42)%	$112	(17)%
Adjusted EBITDA Margin %	12.7%	19.6%	(690) bps	15.2%	(250) bps
Free cash flow	$(55)	$84	n/m	$(142)	n/m

	Y-o-Y % ∆			Q-o-Q % ∆
	Volume	Price / Mix	FX	Volume	Price / Mix	FX
TiO2	(11)%	0%	1%	(2)%	1%	2%
Zircon	(10)%	(10)%	—	1%	(2)%	—

CEO's Remarks
Chief Executive Officer John D. Romano commented, “Tronox’s second quarter results were impacted by weaker demand across most of our end markets. This resulted in a softer than anticipated coatings season and heightened competitive dynamics. TiO2 volumes in the second quarter were lower by 2% sequentially and 11% year-over-year, reflecting weaker than usual seasonality across all regions. Broader macroeconomic pressures, including elevated interest rates and tariff-related uncertainties, continued to weigh on consumer discretionary spending, while home sales and construction activity remained subdued. Additionally, delays in Brazil's anti-dumping investigation impacted our sales in the region, though we are encouraged by early momentum in India following the implementation of duties in May. Operational costs remained in-line with expectations and our mining projects continue to progress on schedule.

“In response to the prolonged weakness in the market, we are executing on our disciplined strategy to manage through the downturn and optimize earnings and cash. Our cost improvement program is progressing ahead of plan and proving essential in mitigating increasing raw material and operational cost pressures. We remain confident in our ability to deliver $125–$175 million in sustainable, run-rate savings by the end of 2026. We are also selectively adjusting operating rates to preserve cash and deploying targeted commercial initiatives to ensure we maintain and grow our market share in key markets.

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“Additionally, we revised our 2025 financial outlook and are taking proactive steps, including adjusting our capital allocation priorities to maximize long-term shareholder value creation. We further reduced capital expenditures this year while ensuring we are not compromising critical investments that support safe and reliable operations. Our Board of Directors declared a dividend of $0.05 per share for the third quarter, a reduction of 60% that will provide enhanced balance sheet flexibility. We will reevaluate as the market recovers to ensure we target a competitive dividend yield.”

Mr. Romano concluded, “Tronox is well positioned to navigate through this continued economic uncertainty. We firmly believe the actions we are taking will further strengthen our business to ensure ample liquidity and solidify our position as the preferred strategic, global supplier for our customers. I remain confident in Tronox’s long-term trajectory and our commitment to delivering sustained value for shareholders.”

Dividend Declaration
The Company’s Board of Directors declared a quarterly cash dividend of $0.05 per share payable on October 3, 2025 to shareholders of record at the close of business on August 11, 2025.

Second Quarter 2025 Results
(Comparisons are to prior year (Q2 2025 vs. Q2 2024) unless otherwise noted)

The Company recorded second quarter revenue of $731 million, a decrease of 11% primarily driven by lower TiO2 and zircon sales volumes and lower average selling prices of zircon.

Revenue from TiO2 sales was $587 million, a decline of 10% driven by an 11% decline in volumes slightly offset by a 1% favorable impact due to exchange rates, while average selling prices including mix was flat. Sequentially, TiO2 sales increased 1%, driven by a 1% increase in average selling prices including mix and a favorable 2% exchange rate impact, partially offset by a 2% decrease in sales volumes.

Zircon revenue decreased 20% to $68 million, driven by a 10% decline in sales volumes and a 10% decrease in average selling prices including mix. Sequentially, zircon revenue decreased 1%, driven by a 2% decrease in average selling prices including mix partially offset by a 1% increase in sales volumes.

Revenue from other products was $76 million, a decline of 7% year-over-year primarily due to lower sales volumes of pig iron. Sequentially, revenue from other products decreased 11%.

Net loss attributable to Tronox in the quarter was $84 million, or a loss of $0.53 per diluted share, compared to net income attributable to Tronox of $16 million, or income of $0.10 per diluted share in the year-ago period. Non-recurring adjustments totaled $39 million, or $0.25 per diluted share. Excluding these items, adjusted net loss attributable to Tronox (non-GAAP) was $45 million, or a loss of $0.28 per diluted share.

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Adjusted EBITDA of $93 million represented a 42% decrease, driven by lower sales volumes, higher production costs, lower average selling prices including mix and higher freight costs, partially offset by favorable exchange rate movements and lower corporate costs. Adjusted EBITDA margin was 12.7%.

Sequentially, Adjusted EBITDA decreased 17% due to higher production costs, non-repeating insurance proceeds received in the first quarter related to the 2023 Botlek supplier outage, lower sales volumes and higher freight costs, partially offset by favorable average selling prices including mix, tailwinds from exchange rate movements and lower corporate costs.

The Company's selling, general and administrative expenses were $72 million for the quarter, a decrease of 3%. Tronox's net interest expense in the quarter was $44 million. Depreciation, depletion and amortization expense was $74 million.

Balance Sheet, Cash Flow and Capital Allocation
Tronox ended the quarter with $3.1 billion of total debt, $2.9 billion of net debt and a net leverage ratio of 6.1x on a trailing twelve-month basis. Available liquidity at the end of the quarter totaled $397 million, including $132 million in cash and cash equivalents and $265 million available under our revolving credit agreements. The next significant debt maturity for the Company is not until 2029. Tronox does not have any financial covenants on its term loans or bonds.

Free cash flow for the quarter was a use of $55 million. Capital expenditures were $83 million, including investments in the Company's key capital projects to replace existing mines reaching their end of life and sustain the Company's vertical integration benefit.

Outlook
Tronox is adjusting its previous guidance for 2025. Based on current market conditions, the Company is expecting FY 2025 revenue to be $3.0-$3.1 billion and Adjusted EBITDA to be $410-$460 million. These ranges assume lower pigment and zircon volumes and price than previously anticipated, offset by revenue growth from strategic sales of other products and improved production costs in the second half of the year compared to the first half. The Company expects free cash flow to be a use of $100-$170 million as a result of the lower pigment and zircon sales. The Company further reduced capital expenditures to now be less than $330 million for the year. The Company remains on track to deliver $125-$175 million of sustainable, run-rate cost improvements deliverable by the end of 2026.

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Webcast Conference Call
Tronox will conduct a webcast conference call on Thursday, July 31, 2025, at 10:00 AM ET (New York). The live call is open to the public and can be accessed via live webcast and teleconference. Please visit investor.tronox.com for a link to register for the live webcast and to view the accompanying slides.

Replay: A webcast replay will be available at investor.tronox.com following the call.

About Tronox
Tronox Holdings plc is one of the world's leading producers of high-quality titanium products, including titanium dioxide pigment, specialty-grade titanium dioxide products and high-purity titanium chemicals, and zircon. We mine titanium-bearing mineral sands and operate upgrading facilities that produce high-grade titanium feedstock materials, pig iron and other minerals, including the rare earth-bearing mineral, monazite. With approximately 6,500 employees across six continents, our rich diversity, unmatched vertical integration model, and unparalleled operational and technical expertise across the value chain, position Tronox as the preeminent titanium dioxide producer in the world. For more information about how our products add brightness and durability to paints, plastics, paper and other everyday products, visit tronox.com.

Cautionary Statement about Forward-Looking Statements
Statements in this release that are not historical are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements, which are subject to known and unknown risks, uncertainties and assumptions about us, may include projections of our future financial performance, our operating rates, anticipated completion of extensions and upgrades to our mining operations, anticipated trends in our business and industry, including trade defense measures, anticipated costs, benefits and timing of capital projects including planned mining expansions, the Company's anticipated capital allocation strategy including future capital expenditures, the benefits and timing of the Company’s cost improvement plan, and our sustainability goals, commitments and programs. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance, actual costs, benefits and timing of capital projects, or the cost improvement plan, or achievements to differ materially from the results, level of activity, performance, anticipated costs, benefits and timing of capital projects, or the cost improvement plan, or achievements expressed or implied by the forward-looking statements. Significant risks and uncertainties may relate to, but are not limited to, macroeconomic conditions; policy changes affecting international trade, including import/export restrictions and tariffs; inflationary pressures and energy costs; currency movements; political instability, including the ongoing conflicts in Eastern Europe and the Middle East and any expansion of such conflicts, and other geopolitical events; supply chain disruptions; market conditions and price volatility for titanium dioxide, zircon and other feedstock materials, as well as global and regional economic downturns, that adversely affect the demand for our end-use products; disruptions in production at our mining and manufacturing facilities; and other financial, economic, competitive, environmental, political, legal and regulatory factors. These and other risk factors are discussed in the Company's filings with the Securities and Exchange Commission.

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Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible for our management to predict all risks and uncertainties, nor can management assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance, synergies or achievements. Neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. Unless otherwise required by applicable laws, we undertake no obligation to update or revise any forward-looking statements, whether because of new information or future developments.

Use of Non-GAAP Information
To provide investors and others with additional information regarding the financial results of Tronox Holdings plc, we have disclosed in this release certain non-U.S. GAAP operating performance measures of EBITDA, Adjusted EBITDA, Adjusted EBITDA margin and Adjusted net income attributable to Tronox, including its presentation on a per share basis, and a non-U.S. GAAP liquidity measure of Free Cash Flow and net leverage ratio on a trailing twelve-month basis. These non-U.S. GAAP financial measures are a supplement to and not a substitute for or superior to, the Company's results presented in accordance with U.S. GAAP. The non-U.S. GAAP financial measures presented by the Company may be different from non-U.S. GAAP financial measures presented by other companies. Specifically, the Company believes the non-U.S. GAAP information provides useful measures to investors regarding the Company's financial performance by excluding certain costs and expenses that the Company believes are not indicative of its core operating results. The presentation of these non-U.S. GAAP financial measures is not meant to be considered in isolation or as a substitute for results or guidance prepared and presented in accordance with U.S. GAAP. A reconciliation of the non-U.S. GAAP financial measures to U.S. GAAP results is included herein.

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Investor Relations and Media Contact: Jennifer Guenther

+1.203.705.3701 extension: 103701 (Media)

+1.646.960.6598 (Investor Relations)

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TRONOX HOLDINGS PLC
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (U.S. GAAP)
(UNAUDITED)
(Millions of U.S. dollars, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Net sales	$731	$820	$1,469	$1,594
Cost of goods sold	652	670	1,291	1,324
Gross profit	79	150	178	270
Restructuring and other charges	42	—	128	—
Selling, general and administrative expenses	72	74	146	153
(Loss) Income from operations	(35)	76	(96)	117
Interest expense	(45)	(42)	(87)	(84)
Interest income	1	2	3	6
Other (expense) income, net	(2)	19	(7)	18
(Loss) Income before income taxes	(81)	55	(187)	57
Income tax provision	(4)	(45)	(9)	(56)
Net (loss) income	(85)	10	(196)	1
Net loss attributable to noncontrolling interest	(1)	(6)	(1)	(6)
Net (loss) income attributable to Tronox Holdings plc	$(84)	$16	$(195)	$7

(Loss) Income per share:
Basic	$(0.53)	$0.10	$(1.23)	$0.04
Diluted	$(0.53)	$0.10	$(1.23)	$0.04

Weighted average shares outstanding, basic (in thousands)	158,561	158,117	158,358	157,730
Weighted average shares outstanding, diluted (in thousands)	158,561	159,288	158,358	158,902

Other Operating Data:
Capital expenditures	83	76	193	152
Depreciation, depletion and amortization expense	74	72	145	144

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TRONOX HOLDINGS PLC
RECONCILIATION OF NON-U.S. GAAP FINANCIAL MEASURES
(UNAUDITED)
(Millions of U.S. dollars, except share and per share data)

RECONCILIATION OF NET (LOSS) INCOME ATTRIBUTABLE TO TRONOX HOLDINGS PLC  (U.S. GAAP)
TO ADJUSTED NET (LOSS) INCOME ATTRIBUTABLE TO TRONOX HOLDINGS PLC (NON-U.S. GAAP)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024

Net (loss) income attributable to Tronox Holdings plc (U.S. GAAP)	$(84)	$16	$(195)	$7

Restructuring and other charges (a)	38	—	124	—
Tax valuation allowance (b)	—	16	—	16
Sale of royalty interest (c)	—	(21)	—	(21)
Other (d)	1	1	2	2
Adjusted net (loss) income attributable to Tronox Holdings plc (non-U.S. GAAP) (1)	$(45)	$12	$(69)	$4

Diluted net (loss) income per share (U.S. GAAP)	$(0.53)	$0.10	$(1.23)	$0.04

Restructuring and other charges, per share	0.24	—	0.78	—
Tax valuation allowance, per share	—	0.10	—	0.10
Sale of royalty interest, per share	—	(0.14)	—	(0.13)
Other, per share	0.01	0.01	0.01	0.01
Diluted adjusted net (loss) income per share attributable to Tronox Holdings plc (non-U.S. GAAP) (2)	$(0.28)	$0.07	$(0.44)	$0.02

Weighted average shares outstanding, diluted (in thousands)	158,561	159,288	158,358	158,902

(1) Only the sale of royalty interest and restructuring and other charges have been tax impacted whereas certain other items were not tax impacted as they were recorded in jurisdictions with full valuation allowances.
(2) Diluted adjusted net income per share attributable to Tronox Holdings plc was calculated from exact, not rounded Adjusted net income attributable to Tronox Holdings plc and share information.
(a) Represents restructuring and other charges associated with the Botlek plant idling.
(b) 2024 amount represents the establishment of a full valuation allowance against the deferred tax assets within our Brazilian jurisdiction.
(c) Represents the sale of a royalty interest in certain Canadian mineral properties, net of associated transaction costs included in "Other (expense) income, net" in the unaudited Condensed Consolidated Statements of Operations.
(d) Represents other activity not representative of the ongoing operations of the Company.

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TRONOX HOLDINGS PLC
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(Millions of U.S. dollars, except share and per share data)

	June 30, 2025	December 31, 2024
ASSETS
Current Assets
Cash and cash equivalents	$132	$151
Restricted cash	1	1
Accounts receivable (net of allowance for credit losses of $1 and $1 as of June 30, 2025 and December 31, 2024, respectively)	294	266
Inventories, net	1,685	1,551
Prepaid and other assets	124	184
Income taxes receivable	2	2
Total current assets	2,238	2,155

Noncurrent Assets
Property, plant and equipment, net	1,997	1,927
Mineral leaseholds, net	613	616
Intangible assets, net	227	244
Lease right of use assets, net	145	140
Deferred tax assets	833	830
Other long-term assets	133	126
Total assets	$6,186	$6,038

LIABILITIES AND EQUITY
Current Liabilities
Accounts payable	$500	$499
Accrued liabilities	239	247
Short-term lease liabilities	25	24
Short-term debt	266	65
Long-term debt due within one year	38	35
Income taxes payable	—	4
Total current liabilities	1068	874

Noncurrent Liabilities
Long-term debt, net	2,749	2,759
Pension and postretirement healthcare benefits	88	85
Asset retirement obligations	204	172
Environmental liabilities	46	40
Long-term lease liabilities	114	107
Deferred tax liabilities	191	174
Other long-term liabilities	47	36
Total liabilities	4,507	4,247

Commitments and Contingencies
Shareholders’ Equity
Tronox Holdings plc ordinary shares, par value $0.01 — 158,524,635 shares issued and outstanding at June 30, 2025 and 157,938,056 shares issued and outstanding at December 31, 2024	2	2
Capital in excess of par value	2,092	2,084
Retained earnings	321	555
Accumulated other comprehensive loss	(769)	(880)
Total Tronox Holdings plc shareholders’ equity	1,646	1,761
Noncontrolling interest	33	30
Total equity	1,679	1,791
Total liabilities and equity	$6,186	$6,038

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TRONOX HOLDINGS PLC
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
(Millions of U.S. dollars)

	Six Months Ended June 30,
	2025	2024
Cash Flows from Operating Activities:
Net (loss) income	$(196)	$1
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation, depletion and amortization	145	144
Deferred income taxes	7	46
Share-based compensation expense	9	10
Amortization of deferred debt issuance costs and discount on debt	5	5
Restructuring and other charges	128	-
Other non-cash items affecting net income (loss)	29	13
Changes in assets and liabilities:
Increase in accounts receivable, net of allowance for credit losses	(19)	(97)
(Increase) decrease in inventories, net	(76)	8
Decrease in prepaid and other assets	29	10
Restructuring payments	(27)	-
(Decrease) increase in accounts payable and accrued liabilities	(23)	13
Net changes in income tax payables and receivables	(5)	(2)
Changes in other non-current assets and liabilities	(10)	(20)
Cash (used in) provided by operating activities	(4)	131

Cash Flows from Investing Activities:
Capital expenditures	(193)	(152)
Loans	15	-
Proceeds from sale of assets	2	16
Cash used in investing activities	(176)	(136)

Cash Flows from Financing Activities:
Repayments of short-term debt	(11)	(11)
Repayments of long-term debt	(14)	(9)
Proceeds from short-term debt	203	-
Debt issuance costs	(1)	(2)
Dividends paid	(20)	(41)
Restricted stock and performance-based shares settled in cash for withholding taxes	(1)	-
Cash provided by (used in) financing activities	156	(63)

Effects of exchange rate changes on cash and cash equivalents and restricted cash	5	(4)

Net decrease in cash and cash equivalents and restricted cash	(19)	(72)
Cash and cash equivalents and restricted cash at beginning of period	152	273
Cash and cash equivalents and restricted cash at end of period	$133	$201

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TRONOX HOLDINGS PLC
RECONCILIATION OF NET (LOSS) INCOME TO EBITDA AND ADJUSTED EBITDA, ADJUSTED EBITDA AS A % OF NET SALES AND NET DEBT TO TRAILING-TWELVE MONTHS ADJUSTED EBITDA (NON-U.S. GAAP)
(UNAUDITED)
(Millions of U.S. dollars)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024

Net (loss) income (U.S. GAAP)	$(85)	$10	(196)	1
Interest expense	45	42	87	84
Interest income	(1)	(2)	(3)	(6)
Income tax provision	4	45	9	56
Depreciation, depletion and amortization expense	74	72	145	144
EBITDA (non-U.S. GAAP)	37	167	42	279
Share-based compensation (a)	4	4	9	10
Accretion expense and other adjustments to asset retirement obligations and environmental liabilities (b)	7	7	14	14
Accounts receivable securitization program (c)	3	4	7	7
Foreign currency remeasurement (d)	(2)	4	(1)	2
Sale of royalty interest (e)	—	(28)	—	(28)
Restructuring and other charges (f)	42	—	128	—
Other items (g)	2	3	6	8
Adjusted EBITDA (non-U.S. GAAP)	$93	$161	$205	$292

	Three Months Ended June 30,
	2025	2024
Net sales	$731	$820
Net (loss) income (U.S. GAAP)	$(85)	$10
Net (loss) income (U.S. GAAP) as a % of Net sales	(11.6)%	1.2%
Adjusted EBITDA (non-U.S. GAAP) (see above) as a % of Net sales	12.7%	19.6%

	June 30, 2025		December 31, 2024
Long-term debt, net	$2,749		$2,759
Short-term debt	266		65
Long-term debt due within one year	38		35
(Less) Cash and cash equivalents	(132)		(151)
Net debt	$2,921		$2,708
Trailing-twelve month Adjusted EBITDA (non-U.S. GAAP)	$477		$564
Net debt to trailing-twelve month Adjusted EBITDA (non-U.S. GAAP) (see above)	6.1	x	4.8	x

(a) Represents non-cash share-based compensation.
(b) Primarily represents accretion expense and other noncash adjustments to asset retirement obligations and environmental liabilities.
(c) Primarily represents expenses associated with the Company's accounts receivable securitization program which is used as a source of liquidity in the Company's overall capital structure.
(d) Represents realized and unrealized gains and losses associated with foreign currency remeasurement related to third-party and intercompany receivables and liabilities denominated in a currency other than the functional currency of the entity holding them, which are included in “Other (expense) income, net” in the unaudited Condensed Consolidated Statements of Operations.
(e) Represents the sale of a royalty interest in certain Canadian mineral properties, net of associated transaction costs included in "Other (expense) income, net" in the unaudited Condensed Consolidated Statements of Operations.
(f) Represents restructuring and other charges associated with the Botlek plant idling.
(g) Includes noncash pension and postretirement costs, asset write-offs and other items included in “Selling general and administrative expenses”, “Cost of goods sold” and “Other (expense) income, net” in the unaudited Condensed Consolidated Statements of Operations.

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TRONOX HOLDINGS PLC
FREE CASH FLOW (NON-U.S. GAAP)
(UNAUDITED)
(Millions of U.S. dollars)

The following table reconciles cash used in operating activities to free cash flow for the three and six months ended June 30, 2025:

	Six Months Ended June 30, 2025	Three Months Ended March 31, 2025	Three Months Ended June 30, 2025
Cash used in operating activities	$(4)	$(32)	$28
Capital expenditures	(193)	(110)	(83)
Free cash flow (non-U.S. GAAP)	$(197)	$(142)	$(55)

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TRONOX HOLDINGS PLC
RECONCILIATION OF TRAILING TWELVE MONTH NET LOSS TO EBITDA AND ADJUSTED EBITDA (NON-U.S. GAAP)
(UNAUDITED)
(Millions of U.S. dollars)

	Three Months Ended				Trailing Twelve Month Adjusted EBITDA
	September 30, 2024	December 31, 2024	March 31, 2025	June 30, 2025

Net loss (U.S. GAAP)	$(25)	$(30)	$(111)	$(85)	$(251)
Interest expense	42	41	42	45	170
Interest income	(3)	(1)	(2)	(1)	(7)
Income tax provision	26	45	5	4	80
Depreciation, depletion and amortization expense	70	71	71	74	286
EBITDA (non-U.S. GAAP)	110	126	5	37	278
Share-based compensation (a)	7	4	5	4	20
Foreign currency remeasurement (b)	8	(11)	1	(2)	(4)
Accretion expense and other adjustments to asset retirement obligations and environmental liabilities (c)	8	1	7	7	23
Accounts receivable securitization program (d)	4	4	4	3	15
Restructuring and other charges (e)	—	—	86	42	128
Loss on extinguishment of debt (f)	3	—	—	—	3
Other items (g)	3	5	4	2	14
Adjusted EBITDA (non-U.S. GAAP)	$143	$129	$112	$93	$477

(a) Represents non-cash share-based compensation.
(b) Represents realized and unrealized gains and losses associated with foreign currency remeasurement related to third-party and intercompany receivables and liabilities denominated in a currency other than the functional currency of the entity holding them, which are included in “Other (expense) income, net” in the unaudited Condensed Consolidated Statements of Operations.
(c) Primarily represents accretion expense and other noncash adjustments to asset retirement obligations and environmental liabilities.
(d) Primarily represents expenses associated with the Company's accounts receivable securitization program which is used as a source of liquidity in the Company's overall capital structure.
(e) Represents restructuring and other charges associated with the Botlek plant idling.
(f) Represents the loss in connection with the refinancing of the Term Loan Facility in the US.
(g) Includes noncash pension and postretirement costs, asset write-offs, severance expense and other items included in “Selling general and administrative expenses”, “Cost of goods sold” and “Other (expense) income, net” in the unaudited Condensed Consolidated Statements of Operations.

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